EXHIBIT 10.1

Duane W. Albro President and CEO

May 5, 2011

Mr. Kenneth H. Volz
2875 Crabtree Lane
Northbrook, IL 60062

Re: SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

Dear Ken:

As we have discussed, your employment as Executive Vice President, Chief Financial Officer and Treasurer with Warwick Valley Telephone Company (the “Company”) is terminated without cause, pursuant to Paragraph 7(b) of the Employment Agreement (Employment Agreement) entered into on February 12, 2010 and effective April 11, 2010, effective at the close of business on May 5, 2011 (“Separation Date”).

This Severance Agreement (“Severance Agreement”) is entered into in accordance with the Employment Agreement and should be read in conjunction with such Employment Agreement, which survives execution of this Severance Agreement. This Severance Agreement does not supersede or replace the terms of the Employment Agreement, including, but not limited to, all provisions of the Employment Agreement which expressly survive termination of the employment relationship

If you sign this letter and do not revoke it as set forth in Paragraph 8, below, then this letter will constitute the Severance Agreement between you and the Company on the terms of your separation from employment.  All payments will be released within 30 days of the execution of this Severance Agreement.

1.   Severance Pay.  The Company shall pay to you a lump sum amount of $230,769.60 which represents your base pay from your separation date through April 10, 2012.

2.   Benefits. You have waived medical and dental coverage. You will receive a separate lump sum payment for Banked Vacation time equal to 136 hours or $16,346.18 and current accrued and unused vacation time equal to 57 hours or $6,850.97.

3.   Stock Options and Restricted Shares. You have been granted an extension for exercising stock options through April 10, 2012.  All stock options and restricted shares granted to date will vest upon signing of this agreement.

4.   Expense Reimbursement. You will be reimbursed for one month’s rent equal to $950.00 through accounts payable.

Kenneth H. Volz
May 5, 2011

5.    You acknowledge and agree that, in the absence of this Agreement, you are not entitled to the Severance Pay generally referred to in Paragraph 1 of this Severance Agreement and specifically described in Paragraph 7 of the Employment Agreement.

6.   Release of All Claims.

(a)    By signing this Severance Agreement you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company. The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to your employment relationship with the Company, including your separation from employment. This Severance Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company, except as expressly provided otherwise in Paragraph 3(e).

(b)    Specifically, you agree that you are fully and forever giving up all of your legal rights and claims against the Company, whether or not presently known to you, that are based on events occurring before you sign this Severance Agreement. You agree that the legal rights and claims you are waiving include, but are no limited to, all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law and any similar federal, state or local statute, regulation, order or common law. You specifically agree that you are releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status and other legally protected categories.

(c)    You also agree that the legal rights and claims you are giving up include, but are not limited to, your rights under, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act  of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law, and any similar federal, state or local statute, regulation, order or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation.  You also agree that you are giving up and forever releasing any right you may have to attorneys’ fees for any of the rights and claims described in this Paragraph 7.

(d)    You agree that the release of all claims described in this Paragraph 7 applies not only to the Company, but also to the Company’s predecessors, successors and their past, current and future parents, subsidiaries, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, and assigns.

(e)    The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA,

Kenneth H. Volz
May 5, 2011

unemployment insurance and workers’ compensation rights, if any. Nothing in this Severance Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Company that arise from events that occur after the date that you sign this Severance Agreement; (ii) your right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this release of all claims; (iii) your right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf.  In addition, the release of all claims set forth in this Severance Agreement does not affect your rights as expressly created by this Severance Agreement, and does not limit your ability to enforce this Severance Agreement.

7.   No Pending Action.  You represent that, as of the date that you sign this Severance Agreement, you have not filed any charge, complaint, grievance, or action against the Company, it subsidiaries or affiliates or any entity or person subject to the release in Paragraph 3 of this Severance Agreement in any forum in your name or on behalf of any other person or entity. This Severance Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released.

8.   Voluntary Severance Agreement. You agree that you are voluntarily signing this Severance Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it. If, for any reason, you believe that this Severance Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Severance Agreement.

9.   Attorney Consultation.  You are advised to consult with an attorney of your choice before signing this Severance Agreement.  By signing this Severance Agreement, you acknowledge that you have had an opportunity to do so.

10.    Period to Consider Severance Agreement. You have up to 21 calendar days from the date you receive this letter or until May 26, 2011 (whichever is later) to accept the terms of this Severance Agreement by signing and dating it in the space designated below, and returning it to me (an extra copy of the Severance Agreement is enclosed for your files). You may sign and return the Severance Agreement before the end of the 21-day period, but you are not required to do so and you may take the entire 21-day period to consider whether you wish to accept the Severance Agreement.  In addition, both you and the Company agree that any amendments to this Severance Agreement made after the date that you first received it will not re-start the 21-day period of review.

Revocation Period; Effective Date. After you have accepted this Severance Agreement, you will have an additional seven (7) calendar days in which to revoke your acceptance. If you do not revoke your acceptance, then the 8th day after the date of your signature will be the “Effective Date” of the Severance Agreement, and you may not thereafter revoke it. To revoke this Severance Agreement, you agree to send written notice to: Duane Albro, 47-49 Main Street, Warwick, NY 10990. You acknowledge and agree that if you exercise your right to revoke this Severance Agreement, your termination of employment will nevertheless have occurred effective

Kenneth H. Volz
May 5, 2011

on the Separation Date, you will not be entitled to the Separation Benefits in Paragraph 5, and you will immediately return to the Company any of such benefits you have already received.

I wish you success in your future endeavors.

Sincerely,

/s/ Duane W. Albro

Duane W. Albro
President and CEO

Kenneth H. Volz
May 5, 2011

BY SIGNING THIS LETTER, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT CAREFULLY WITH AN ATTORNEY OF MY CHOICE. I HAVE READ THIS AGREEMENT, I UNDERSTAND ITS TERMS AND I VOLUNTARILY AGREE TO THEM.

Dated: 5/6/2011

/s/ Kenneth H. Volz
Kenneth H. Volz

State of New York )
County of Orange) SS:

On this 6th day of May, 2011, before me personally came Kenneth H. Volz, to me known and known to me to be the individual described in and who executed the foregoing instrument, and the above-named person acknowledged to me that said person executed the same.

/s/ Amelia F. Lawlor
Notary Public